Exhibit 5

Auditors’ Consent

We hereby consent to the inclusion in the Annual Report on Form 18-K of Japan Bank for International Cooperation for the fiscal year ended March 31, 2005 of our report dated June 24, 2005 on the financial statements of Japan Bank for International Cooperation included in the annual report and to the reference to us under the heading “Financial Statements of Japan Bank for International Cooperation” in such report.

We also consent to the incorporation by reference of such report and reference in the prospectus included in the Registration Statement on Schedule B of Japan Bank for International Cooperation.

September 29, 2005

ChuoAoyama PricewaterhouseCoopers Independent Certified Public Accountants

ChuoAoyama PricewaterhouseCoopers